Exhibit 10.45
AMENDMENT TO THE
INTEL CORPORATION 2006 STOCK PURCHASE PLAN
1.	Effective with the enrollment period applicable to the subscription period beginning on February 20, 2009, Section 5(a) of the Intel Corporation 2006 Stock Purchase Plan is amended in its entirety to read as follows:
“(a)	An Employee who is eligible to participate in the Plan in accordance with its terms on a Commencement Date shall automatically receive an option in accordance with Section 8(a) and may become a Participant by completing and submitting, on or before the date prescribed by the Committee with respect to a given Subscription Period, a completed payroll deduction authorization and Plan enrollment form provided by Intel or its Participating Subsidiaries or by following an electronic or other enrollment process as prescribed by the Committee. An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee’s Compensation, not to be less than two percent (2%) and not to exceed five percent (5%) of the Employee’s Compensation (or such other percentages as the Committee may establish from time to time before a Commencement Date) of such Employee’s Compensation on each payday during the Subscription Period. All payroll deductions will be held in a general corporate account or a trust account. No interest shall be paid or credited to the Participant with respect to such payroll deductions. Intel shall maintain or cause to be maintained a separate bookkeeping account for each Participant under the Plan and the amount of each Participant’s payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account, unless payroll deductions are prohibited under Applicable Law, in which case the provisions of Section 5(b) of the Plan shall apply.”
2.	Effective with the enrollment period applicable to the subscription period beginning on February 20, 2009, Section 5(d) of the Intel Corporation 2006 Stock Purchase Plan is amended in its entirety to read as follows:
A Participant may not increase his or her rate of contribution through payroll deductions or otherwise during a given Subscription Period. A Participant may decrease his or her rate of contribution through payroll deductions one time only during a given Subscription Period and only during an open enrollment period or such other times specified by the Committee by filing a new payroll deduction authorization and Plan enrollment form or by following electronic or other procedures prescribed by the Committee. If a Participant has not followed such procedures to change the rate of contribution, the rate of contribution shall continue at

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the originally elected rate throughout the Subscription Period and future Subscription Periods; unless the Committee reduces the maximum rate of contribution provided in Section 5(a) and a Participant’s rate of contribution exceeds the reduced maximum rate of contribution, in which case the rate of contribution shall continue at the reduced maximum rate of contribution. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code for a given calendar year, the Committee may reduce a Participant’s payroll deductions to zero percent (0%) at any time during a Subscription Period scheduled to end during such calendar year. Payroll deductions shall re-commence at the rate provided in such Participant’s enrollment form at the beginning of the first Subscription Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 5(c).

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